Exhibit 2.1

Agreement and Plan of Merger
by and among
Salarius Pharmaceuticals, Inc.,
a Delaware corporation;

Decoy Therapeutics MergerSub I, Inc.,
a Delaware corporation;

Decoy Therapeutics MergerSub II, LLC,
a Delaware limited liability company;

and

Decoy Therapeutics Inc.,
a Delaware corporation.
__________________________
Dated as of January 10, 2025
__________________________

TABLE OF CONTENTS
Page
1.    DESCRIPTION OF TRANSACTION    2
1.1    The Merger    2
1.2    Effects of the Merger    3
1.3    The Closing; First Effective Time; Second Effective Time    3
1.4    Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers    3
1.5    Merger Consideration; Effect of Merger on Company Capital Stock    4
1.6    Conversion of Shares    5
1.7    Closing of the Company’s Transfer Books    6
1.8    Exchange of Shares    6
1.9    Company Options    7
1.10    Calculation of Parent Cash Amount and Company Cash Amount.    8
1.11    Further Action    10
1.12    Withholding    10
2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY    10
2.1    Due Organization; Subsidiaries    10
2.2    Organizational Documents    11
2.3    Authority; Binding Nature of Agreement    11
2.4    Vote Required    11
2.5    Non-Contravention; Consents    12
2.6    Capitalization    12
2.7    Financial Statements    14
i

2.8    Absence of Changes    15
2.9    Absence of Undisclosed Liabilities    16
2.10    Title to Assets    17
2.11    Real Property; Leasehold    17
2.12    Intellectual Property; Privacy    17
2.13    Agreements, Contracts and Commitments    19
2.14    Compliance; Permits; Restrictions    21
2.15    Legal Proceedings; Orders    23
2.16    Tax Matters    24
2.17    Employee and Labor Matters; Benefit Plans    26
2.18    Environmental Matters    28
2.19    Insurance    29
2.20    No Financial Advisors    29
2.21    Transactions with Affiliates    29
2.22    Anti-Bribery    29
2.23    Disclaimer of Other Representations or Warranties    30
3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS    30
3.1    Due Organization; Subsidiaries    30
3.2    Organizational Documents    31
3.3    Authority; Binding Nature of Agreement    31
3.4    Vote Required    32
3.5    Non-Contravention; Consents    32
3.6    Capitalization    33

3.7    SEC Filings; Financial Statements    34
3.8    Absence of Changes    37
3.9    Absence of Undisclosed Liabilities    38
3.10    Title to Assets    38
3.11    Real Property; Leasehold    38
3.12    Intellectual Property; Privacy    39
3.13    Agreements, Contracts and Commitments    40
3.14    Compliance; Permits    42
3.15    Legal Proceedings; Orders    45
3.16    Tax Matters    45
3.17    Employee and Labor Matters; Benefit Plans    47
3.18    Environmental Matters    50
3.19    Transactions with Affiliates    50
3.20    Insurance    50
3.21    Opinion of Financial Advisor    51
3.22    No Financial Advisors    51
3.23    Anti-Bribery    51
3.24    Valid Issuance    51
3.25    Disclaimer of Other Representations or Warranties    51
4.    CERTAIN COVENANTS OF THE PARTIES.    51
4.1    Operation of Parent’s Business    51
4.2    Operation of the Company’s Business    53
4.3    Access and Investigation    55

4.4    Parent Non-Solicitation    56
4.5    The Company Non-Solicitation    57
4.6    Notification of Certain Matters    58
5.    ADDITIONAL AGREEMENTS OF THE PARTIES.    58
5.1    Parent Stockholders’ Meeting    58
5.2    Company Stockholder Matters    59
5.3    Parent Options and Parent Warrants    60
5.4    Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock    60
5.5    Employee Benefits    61
5.6    Indemnification of Officers and Directors    62
5.7    Additional Agreements    63
5.8    Listing    63
5.9    Tax Matters    63
5.10    Legends    64
5.11    Directors and Officers    64
5.12    Section 16 Matters    64
5.13    Cooperation    64
5.14    Post Closing Therapeutic Development Cooperation    64
5.15    Closing Certificates    64
5.16    Takeover Statutes    65
5.17    Stockholder Litigation    65
5.18    Termination of Certain Agreements and Rights    65

5.19    Obligations of Merger Subs    65
5.20    Company Convertible Note Conversion    65
5.21    Disclosure    65
5.22    Private Placement    66
6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY    66
6.1    No Restraints    66
6.2    Certificate of Designation    66
6.3    Listing    66
6.4    Qualified Financing    66
7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB    66
7.1    Accuracy of Representations    67
7.2    Performance of Covenants    67
7.3    Documents    67
7.4    FIRPTA Certificate    67
7.5    No Company Material Adverse Effect    68
7.6    Qualified Financing    68
7.7    Termination of Investor Agreements    68
7.8    Company Lock-Up Agreements    68
7.9    Company Stockholder Written Consent    68
7.10    Convertible Note Conversion    68
8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY    68
8.1    Accuracy of Representations    68
v

8.2    Performance of Covenants    68
8.3    Documents    68
8.4    No Parent Material Adverse Effect    69
8.5    Certificate of Designation    69
8.6    Parent Lock-Up Agreements    69
8.7    Board of Directors    69
8.8    Nasdaq    69
9.    TERMINATION.    69
9.1    Termination    69
9.2    Effect of Termination    70
9.3    Expenses; Termination Fees    70
10.    MISCELLANEOUS PROVISIONS.    72
10.1    Non-Survival of Representations and Warranties    72
10.2    Amendment    72
10.3    Waiver    72
10.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission    72
10.5    Applicable Law; Jurisdiction    73
10.6    Attorneys’ Fees    73
10.7    Assignability    73
10.8    Notices    73
10.9    Cooperation    74
10.10    Severability    74
10.11    Other Remedies; Specific Performance    74

10.12    No Third-Party Beneficiaries    75
10.13    Construction    75
10.14    Expenses    76

Schedules:
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 5.6

Exhibits:
Exhibit A—Definitions                A-1
Exhibit B—Forms of Lock-Up Agreement    B-1, B-2
Exhibit C—Form of Certificate of Designation    C-1
Exhibit D—Forms of Support Agreement    D-1, D-2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 10, 2025, by and among: Salarius Pharmaceuticals, Inc., a Delaware corporation (“Parent”); Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”); Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”); and Decoy Therapeutics Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
Whereas, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;
Whereas, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;
Whereas, the Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
Whereas, the Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing;
Whereas, the First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions;
Whereas, the sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii)

determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions;
Whereas, the Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders and (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (the “Board Approval”);
Whereas, it is expected that no later than thirty (30) days following the date of this Agreement, the Company shall deliver the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote;
Whereas, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers and directors of the Company listed in Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) (the “Company Signatories”) are executing (a) support agreements in favor of Parent in substantially the form attached hereto as Exhibit D-1 (the “Company Stockholder Support Agreement”), pursuant to which the Company Signatories have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Common Stock in favor of the Company Stockholder Matters and against any proposals that compete with the Contemplated Transactions, and (b) lock-up agreements in substantially the form attached hereto as Exhibit B (the “Company Lock-Up Agreement”);
Whereas, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Parent listed in Section A of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) (the “Parent Signatories”) are executing (a) support agreements in favor of Parent in substantially the form attached hereto as Exhibit D-2 (the “Parent Support Agreement”), pursuant to which the Parent Signatories have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Common Stock in favor of the Parent Stockholder Matters and against any proposals that compete with the Contemplated Transactions, and (b) lock-up agreements in substantially the form attached hereto as Exhibit B (the “Parent Lock-Up Agreement”).
Whereas, following the execution and delivery of this Agreement, and as a condition to consummation of the transactions contemplated hereby, Parent will complete equity financing(s) in which Parent issues or sells shares of common stock or other securities convertible into common stock or units comprised of common stock or other securities convertible into common stock and warrants exercisable for shares of Parent Common Stock which equity financing results in gross proceeds to the Company of at least six million dollars ($6,000,000.00) (collectively, including for the avoidance of doubt, sales made under the Parent ATM Program and/or Parent ELOC, the “Qualified Financing”); and
Whereas, immediately following satisfaction of the closing conditions set forth in this Agreement, but prior to the filing of the Certificate of Merger, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

Agreement
Now, Therefore, in consideration of the foregoing premises and the mutual agreements and covenants set forth herein, for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:
1.DESCRIPTION OF TRANSACTION.
1.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).
1.2Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA.
1.3The Closing; First Effective Time; Second Effective Time. The consummation of the Merger (the “Closing”) will be consummated remotely via the electronic exchange of documents and signatures as promptly as practicable (but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as (the “Second Effective Time”).

1.4Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers.
(a)Prior to the First Effective Time, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.
(b)At the First Effective Time:
(i)the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;
(ii)the bylaws of the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and
(iii)the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such Persons as shall be mutually agreed upon by Parent and the Company.
(c)At the Second Effective Time:
(i)the certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended to comply with Section 5.7, and (C) make such other changes as are mutually agreed to by Parent and the Company;
(ii)the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to comply with Section 5.7;
(iii)the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, shall be such Persons as shall be mutually agreed upon by Parent and the Company; and
(iv)the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Second Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation.
1.5Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing and amounts reserved for Company Options and Company Warrants shall be:

(a)(i) shares of Parent Common Stock (“Parent Common Stock Payment Shares”), equal to 19.9% of the outstanding shares of Parent Common Stock as of January 10, 2025 minus (ii) any shares of Parent Common Stock issued in any private placement between January 10, 2025 and the First Effective Time (the “Parent Common Stock Consideration Cap”); and
(b)shares of Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares”) such that the total amount of Parent Common Stock Payment Shares and Parent Common Stock underlying the Parent Preferred Stock shall equal the Exchange Ratio. Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the stockholders of the Company upon conversion of any and all shares of Parent Convertible Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit C (the “Preferred Stock Conversion Proposal”).
1.6Conversion of Shares.
(a)At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:
(i)any shares of Company Common Stock held as treasury stock or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)subject to Section 1.5 and Section 1.6(c), each share of Company Capital Stock outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be automatically converted solely into the right to receive a pro rata share of Parent Common Stock Payment Shares and/or Parent Preferred Stock Payment Shares, as applicable (as calculated pursuant to Section 1.5(b)).
(b)If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, such shares of Company Common Stock shall no longer be subject to any right of repurchase, risk of forfeiture or other such conditions.
(c)No fractional shares of Parent Common Stock and Parent Convertible Preferred Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder) or a fraction of a share of Parent Convertible Preferred Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share.
(d)At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any member of the Company or stockholder of Parent, each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Corporation. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.
(e)If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and Parent Common Stock and Parent Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
(f)At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
1.7Closing of the Company’s Transfer Books. At the First Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock and (ii) book-entry shares representing shares of Company Capital Stock (“Book-Entry Shares”), in each case, that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Entity, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.6 and 1.8.
1.8Exchange of Shares.
(a)On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, Parent shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the Parent Common Stock and Parent Convertible Preferred Stock issuable pursuant to Section 1.6(a). The Parent Common Stock and Parent Convertible Preferred Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
(b)On the Closing Date, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock and Parent

Convertible Preferred Stock) that each holder of Company Common Stock has the right to receive pursuant to the provisions of Section 1.6(a) and each Company Stock Certificate or Book-Entry Share formerly held by each such holder shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock and Parent Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, shall be canceled. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(d) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.
(c)No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Convertible Preferred Stock with a record date on or after the First Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock and/or Parent Convertible Preferred Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d)Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent as general creditors for satisfaction of their claims for Parent Common Stock and Parent Convertible Preferred Stock and any dividends or distributions with respect to shares of Parent Common Stock and Parent Convertible Preferred Stock.
(e)No Party shall be liable to any holder of any shares of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock or Parent Convertible Preferred Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is two years after the Closing Date (or immediately prior to such earlier date on which the related Exchange Funds (and all dividends or other distributions in respect thereof) would otherwise escheat to or become the property of any Governmental Body) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.
1.9Company Options; Company Warrants.
(a)At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are necessary to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the First Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, that, (I) in the case of any Company Option to which Section 421 of the Code applies as of the First Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (II) the exercise price, the number of shares of Parent Common Stock subject to, and the terms and conditions of exercise of each option to purchase Parent Common Stock shall also be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that: (x) Parent may amend the terms of the Company Options and the Company Plan as may be necessary to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.
(b)Parent shall file with the SEC, promptly after the First Effective Time (and in any event, not later than thirty (30) days thereafter), a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 1.9.
(c)At the First Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) the warrant agreement by which such Company Warrant is evidenced (but with changes to such documents as Parent in good faith determines are necessary to reflect the substitution of the Company Warrant by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the First Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing (A) the per share exercise price of Company

Common Stock subject to such Company Warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged.
1.10Calculation of Parent Cash Amount and Company Cash Amount.
(a)For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”). Within five (5) Business Days following the Determination Date:
(i) Parent shall deliver to the Company a schedule (the “Parent Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of the Parent Cash Amount (determined in a manner substantially consistent with the manner in which such items were determined for Parent’s most recent SEC filings) (the “Parent Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Parent’s principal financial officer. Parent shall make the work papers and back-up materials used in preparing the Parent Cash Schedule, as reasonably requested by the Company, available to the Company and, if requested by the Company, its accountants and counsel at reasonable times and upon reasonable notice; and
(ii)The Company shall deliver to Parent a schedule (the “Company Cash Schedule”, and together with the Parent Cash Schedule, the “Cash Schedules”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of the Company Cash Amount (determined in a manner substantially consistent with the manner in which such items were determined for Parent’s most recent SEC filings) (the “Company Cash Calculation”, and together with the Parent Cash Calculation, the “Cash Calculations”) as of the Anticipated Closing Date prepared and certified by the Company’s principal financial officer. The Company shall make the work papers and back-up materials used in preparing the Company Cash Schedule, as reasonably requested by Parent, available to Parent and, if requested by Parent, its accountants and counsel at reasonable times and upon reasonable notice.
(b)Within three (3) calendar days following delivery of either Cash Schedule to a Party (the “Response Date”), such Party (the “Disputing Party”) will have the right to dispute any part of the other Party’s Cash Schedule by delivering a written notice to that effect (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Cash Calculation.
(c)If on or prior to the Response Date the Disputing Party fails to deliver a Dispute Notice as provided in Section 1.10(b), then the applicable Cash Calculation as set forth in the applicable Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Cash Amount or Company Cash Amount, as applicable, at the Anticipated Closing Date for purposes of this Agreement.
(d)If the Disputing Party delivers a Dispute Notice on or prior to the Response Date, then Representatives of the Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the applicable Cash Amount, which agreed-upon Parent Cash Amount or Company Cash Amount shall be deemed to have been finally determined for purposes of this Agreement.

(e)If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Parent Cash Amount or Company Cash Amount at the Anticipated Closing Date pursuant to Section 1.10(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the applicable Cash Calculation shall be referred to Weaver & Tidwell, provided that if such firm is unwilling or unable to serve within three (3) Business Days after any remaining disagreements are referred to it, then any remaining disagreements shall be referred to Deloitte LLP, provided, further, that if such firm is unwilling or unable to serve within three (3) Business Days after any remaining disagreements are referred to it, then any remaining disagreements shall be referred to Crowe LLP, provided, further, that if such firm is unwilling or unable to serve within three (3) Business Days after any remaining disagreements are referred to it, then any remaining disagreements shall be referred to another independent auditor of recognized national standing mutually agreed upon by the Company and Parent (the “Accounting Firm”). The Parties shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the applicable Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the Parent Cash Amount or Company Cash Amount made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Cash Amount or Company Cash Amount at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.10(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Cash Amount or Company Cash Amount that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Cash Amount or Company Cash Amount (and for the avoidance of doubt the fees and expenses to be paid by Parent shall reduce the Parent Cash Amount). If this Section 1.10(e) applies as to the determination of the Parent Cash Amount or Company Cash Amount at the Anticipated Closing Date described in Section 1.10(e), upon resolution of the matter in accordance with this Section 1.10(e), the Parties shall not be required to determine the Parent Cash Amount or Company Cash Amount again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of the Parent Cash Amount or Company Cash Amount if the Closing Date is more than thirty (30) calendar days after the Anticipated Closing Date.
(f)Within five (5) Business Days following the end of each calendar month before the Closing Date, each Party shall provide the other Party in writing its good faith estimated calculation of the Parent Cash Amount and/or Company Cash Amount (as of the last day of such calendar month.
1.11Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Entity and otherwise) to take such action.

1.12Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to any stockholder of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments, or as a result of a failure to deliver the certificate described in Section 7.4, such Withholding Agent shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding), and (ii) use commercially reasonable efforts to cooperate with such stockholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
2REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Subs as follows:
2.1Due Organization; Subsidiaries
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(b)The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)Except as set forth on Schedule 2.1(c) of the Company Disclosure Schedule, the Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity.
(d)The Company is not nor has ever been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed to, and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
2.2Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its respective Organizational Documents.

2.3Authority; Binding Nature of Agreement.
(a)The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by unanimous written consent) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote in favor of the Company Stockholder Matters.
(b)This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
2.4Vote Required. The affirmative vote (or written consent) of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholder Written Consent and entitled to vote thereon, voting as a single class (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Stockholder Written Consent became effective upon the execution of this Agreement by the Parties hereto and provided the Required Company Stockholder Vote. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions.
2.5Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote, the filing of the Certificates of Merger required by the DGCL, and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;
(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;
(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;
(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material

Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).
Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.
2.6Capitalization.
(a)The authorized Company Capital Stock as of the date of this Agreement consists of (i) 5,000,000 shares of voting Company Common Stock, par value $0.001 per share, of which 1,287,930 shares have been issued and are outstanding as of the date of this Agreement, (ii) 1,000,000 shares of non-voting Company Common Stock, par value $0.001 per share, which no shares have been issued and are outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”), which no shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder; and (ii)(A) each holder of issued and outstanding Company Convertible Notes, (B) the date each Company Convertible Note was issued, (C) the number, issuer and type of securities subject to each such Company Convertible Note, (D) the underlying principal amount and accrued interest of such Company Convertible Notes, (E) the maturity date of each Company Convertible Note and (F) the number of shares of Company Capital Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Convertible Notes.
(b)All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, on Section 2.6(b) of the Company Disclosure

Schedule or as set forth in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.
(c)Except for the Company’s 2020 Equity Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 2,250,000 shares of Company Common Stock for issuance under the Company Plan, of which no shares have been issued and are currently outstanding, 966,000 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 1,551,000 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) whether such Company Option is “early exercisable.” The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding Company Options granted thereunder.
(d)Except for Company Options and Company Warrants set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options, and other securities of the Company have been issued and granted in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f)All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contract.
2.7Financial Statements.
(a)Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company’s audited consolidated balance sheets as of December 31, 2023 and 2022, (ii) the Company’s audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022, (iii) the Company Unaudited Interim Balance Sheet, and (iv) the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b)The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(c)Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since the Company’s inception.
(d)Since the Company’s inception, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s inception, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect and (b) the Company has not done any of the following:
(a)declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock; or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan);
(b)sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (A) any capital stock or other security of the Company; (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;
(c)except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(d)formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;
(e)(i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;
(f)other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement and other than the Company Plan or any Company Option: (A) adopted, terminated, established or entered into any Company Benefit Plan; (B) caused or permitted any Company Benefit Plan to be amended in any material respect; (C) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants; or (E) hired, terminated or gave notice of termination (other than for cause) to, any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;
(g)entered into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;
(h)entered into any material transaction other than (A) in the Ordinary Course of Business or (B) in connection with the Contemplated Transactions;

(i)acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;
(j)sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(k)made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;
(l)made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $100,000;
(m)other than as required by Law or GAAP, taken any action to change accounting policies or procedures;
(n)initiated or settled any Legal Proceeding; or
(o)agreed, resolved or committed to do any of the foregoing.
2.9Absence of Undisclosed Liabilities. As of the date hereof, the Company has no any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations under Company Contracts in the Ordinary Course of Business; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.
2.10Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11Real Property; Leasehold. The Company does not own, nor has ever owned, any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company and (b) copies of all leases under which any such real property is possessed, occupied or leased, each of which is in full force and effect, with no existing material default thereunder by the Company, or to the Knowledge of the Company, any other party thereto. The Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.
2.12Intellectual Property; Privacy.
(a)Section 2.12(a) of the Company Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by the Company, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, and (iii) the application or registration number. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending. Except as set forth in Schedule 2.12(a) and to the Knowledge of the Company, the Company has not been threatened in writing as to the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged.
(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company exclusively own, are the sole assignee of, or have exclusively licensed all material Company IP (other than as disclosed in Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company and such agreement has been recorded with the respective Governmental Body. To Company’s knowledge, a valid and enforceable written agreement containing an assignment of inventor rights has been executed for all Company IP included in Company In-bound Licenses and such agreement has been recorded with the respective Governmental Body. Each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.
(c)To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution owning such Company IP as of the date of this Agreement.
(d)Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Except as disclosed in Schedule 2.12(d) of the Company Disclosure Schedule, neither the Company, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.
(e)To the Knowledge of the Company: (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP. Since the Company’s inception, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)None of the Company IP owned by the Company or, to the Knowledge of the Company, none of the material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP.
(g)To the Knowledge of the Company, the Company and the operation of the Company’s business are and since December 31, 2021 has been, in material compliance with Privacy and Data Processing Requirements. To the Knowledge of the Company, the Company has at all

applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company. Since the Company’s inception, there have been (i) no loss or theft or security breach relating to Company Data, (ii) no violation of any security policy of the Company regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use disclosure, or other Processing of any Company Data. The Company has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted and Company Data from unauthorized use access, or other Processing. To the Knowledge of the Company, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s business or (ii) material unauthorized access to, or other processing of, Company Data.
2.13Agreements, Contracts and Commitments.
(a)Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii)each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company, or (D) any non-solicitation provision not entered into the Ordinary Course of Business;
(iii)each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(iv)each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;
(v)each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(vi)each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;
(vii)each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;
(viii)each Company Real Estate Lease;
(ix)each Company Contract with any Governmental Body;
(x)each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;
(xi)each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company;
(xii)each Company Contract, offer letter, employment agreement, or independent contractor agreement with any employee, independent contractor or other natural person service provider whose annual compensation equals or exceeds $125,000 that (A) is not immediately terminable at will by the Company without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;
(xiii)each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;
(xiv)each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and
(xv)any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by the Company and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company taken as a whole.
(b)The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any

Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.
2.14Compliance; Permits; Restrictions.
(a)The Company is, and since the Company’s inception, has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug and Cosmetic Act and regulations issued thereunder by the United States Food and Drug Administration (“FDA” and collectively, the “FDCA”), the Public Health Service Act and its implementing regulations ( “PHSA”) and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, development, research, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biological products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”), including the development of Company Products. Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Entity, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.
(c)There are no proceedings pending or, to the Knowledge of the Company, threatened against the Company with respect to an alleged material violation by the Company of the FDCA, PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither the Company nor any of its officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of the Company, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against the Company or any of their respective officers and employees, and the Company has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. There is no act, omission, event, or circumstance of which the Company has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.
(d)The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Company as currently conducted (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. There is no basis for believing that such Company Regulatory Permits will not be renewable upon expiration. The Company is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication, or to the Knowledge of the Company, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.
(e)All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the Good Clinical Practice (“GCP”) regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and Good Laboratory Practice (“GLP”) regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or noncompliance reasons. Since their inception, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.
(f)The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.
(g)None of the Company or any of its officers, directors, employees or, to the Knowledge of the Company, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (iii) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (iv) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (vi) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Neither the Company nor any of its officers, directors, employees or, to the Knowledge of the Company, agents has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. The Company is not using, and has never used, in any capacity any Person that has ever been, or to the Knowledge of Company, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.
(h)The Company has complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other federal or state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting, receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 2.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
(i)Recordkeeping / Reporting. Company has maintained records relating to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of all Company Products in compliance with applicable Laws, and the Company has submitted to the FDA and other applicable Governmental Bodies in a timely manner all required notices and annual or other reports, including but not limited to adverse experience reports and annual reports, related to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of Company Products.
2.15Legal Proceedings; Orders.
(a)Except as set forth in Schedule 2.15(a) of the Company Disclosure Schedule, as of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or employees of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.
2.16Tax Matters.
(a)The Company has timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.
(b)All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c)All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d)There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e)No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of the Company, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. The Company nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h)Neither the Company (nor Parent as a result of the Mergers) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.
(i)The Company has not ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of law.
(j)The Company has not ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k)The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.
(l)The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)Neither the Company nor any Subsidiary of the Company has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
(n)The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
(o)Section 2.16(n) of the Company Disclosure Schedule sets forth the entity classification of the Company for U.S. federal income tax purposes. The Company has not made an election or taken any other action to change its federal and state income tax classification from such classification.
For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.
2.17Employee and Labor Matters; Benefit Plans.
(a)Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans, other than at-will employment offer letters on the Company’s standard form and other than individual compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company (or beneficiary thereof) or under which the Company has any actual or contingent liability (including, without limitation, by reason of having a Company ERISA Affiliate).
(b)As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.
(d)The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.
(e)Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f)There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan.
(g)None of the Company, any Company ERISA Affiliate or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of the Company, the Company has not made a written representation promising the same.
(i)Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company thereof, pursuant to any Company Benefit Plan (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.
(j)Except as set forth in Section 2.17(a) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(k)No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.
(l)The Company does not maintain any Company Benefit Plan for the benefit of any service providers located outside of the United States.
(m)The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, or director’s fees payable to each person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law and (B) whether such an employee is on leave and, if so, the expected return date.
(n)The Company is not and has never been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor, to the Knowledge of the Company, is there or has there been since the Company’s inception any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute or any union organizing activity, affecting the Company.
(o)The Company is, and since the Company’s inception has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since the Company’s inception, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any current or former employee, applicant for employment, or consultant of the Company.
(p)Within the preceding two years, the Company has complied in all material respects with the WARN Act, and no action that could trigger the WARN Act will be implemented before the Closing Date without advance notification to and approval of Parent.
2.18Environmental Matters. The Company is and since inception has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since inception any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the Contemplated Transactions by the Company. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.
2.19Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
2.20No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
2.21Transactions with Affiliates.

(a)Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s inception, between, on one hand, the Company and, on the other hand, any (i) officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b)Section 2.21(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
2.22Anti-Bribery. None of the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not, nor has ever been, the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
2.23Disclaimer of Other Representations or Warranties.
(a)Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Subs pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b)The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Subs set forth in Section 3 or in any certificate delivered by Parent and/or Merger Subs to the Company pursuant to this Agreement, none of Parent, Merger Subs or any of their respective Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
3REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS. Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC after December 31, 2021 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2,

Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.7 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:
3.1Due Organization; Subsidiaries.
(a)Each of Parent, First Merger Sub and Second Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since their respective date of incorporation, no Merger Sub has engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.
(b)Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
(c)Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(d)Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents or Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.
3.3Authority; Binding Nature of Agreement.
(a)The Parent and each of its Subsidiaries (including the Merger Subs) have all necessary corporate power and authority to enter into and to perform its obligations under this

Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Subs, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Subs, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The First Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Second Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.
(b)This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.
3.4Vote Required. The approval of holders of Parent Common Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Matters, the transactions contemplated hereby. The affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of Parent Common Stock (other than the Parent Common Stock Payment Shares to be issued at Closing pursuant to this Agreement) are the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal described in Section 5.1(a)(i) (“Required Parent Stockholder Vote”).
3.5Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificates of Merger required by the DGCL and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Subs;
(b)contravene, conflict with or result in a violation of, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;
(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).
Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board and the First Merger Sub Board and the Second Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.
3.6Capitalization.
(a)The authorized capital stock of Parent as of the date of this Agreement consists of 100,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 1,441,157 shares have been issued and are outstanding as of the close of business on the Reference Date and 10,000,000 shares of preferred stock of Parent, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.
(b)All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.
(c)Except for the Parent Stock Plans, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Parent has reserved 67,030 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which Parent RSUs and Parent Options to purchase a total of 31,685 shares, in the aggregate, have been issued and are currently outstanding of, which no shares are subject to Parent’s right of repurchase, of which (1) 31,554 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Stock Plans, (2) 131 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Stock Plans that are outstanding as of the close of business on the Reference Date, and (3) 35,345 shares remain available for future issuance pursuant to the Parent Stock Plans. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option or Parent RSU expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Stock Plans and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder.
(d)Except for the Parent Options and the Parent RSUs granted pursuant to the Parent Stock Plans, and as otherwise set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries (it being understood that Parent intends to issue prior to (but contingent upon) the Closing restricted stock units to certain employees of the Company identified in the Company Disclosure Schedule). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.
(e)All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
(f)All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.
3.7SEC Filings; Financial Statements.
(a)Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2021 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2021, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since December 31, 2021, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.
(b)The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(c)Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d)Except as set forth in Section 3.7(d) of the Parent Disclosure Schedule, since December 31, 2021, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since December 31, 2021 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC review, investigation or outstanding SEC comment.
(e)Since December 31, 2021, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)Except as otherwise set forth in Section 3.7(f) of the Parent Disclosure Schedule, Parent is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(g)Parent maintains, and at all times since December 31, 2021, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2023, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(h)Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
(i)Section 3.7(i) to the Parent Disclosure Schedule sets forth an accurate statement of Parent’s cash and cash equivalents as of the close of business on the Business Day preceding the date of this Agreement, and there has been no material change in the amount thereof from such statement through the date of this Agreement. The cash forecast set forth in Section 3.7(i) to the Parent Disclosure Schedule: (i) has been prepared by Parent in good faith, (ii) is based on assumptions that Parent considers to be reasonable, and (iii) fairly reflects Parent’s reasonably anticipated rate of cash usage for the periods covered therein.
(j)Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.
3.8Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, after the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect and (b) neither Parent nor any of its Subsidiaries has done any of the following:
(a)declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);
(b)sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;
(c)except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(d)formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;
(e)(A) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incurred or guaranteed any indebtedness for borrowed money, or (C) guaranteed any debt securities of others;
(f)other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopted, terminated, established or entered into any Parent Benefit Plan; (B) caused any Parent Benefit Plan to be amended in any material respect; (C) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (E) hired, terminated or gave notice of termination (other than for cause) to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;
(g)entered into any collective bargaining agreement or similar agreement with any labor union, or similar labor organization;
(h)entered into any material transaction other than (A) in the Ordinary Course of Business or (B) in connection with the Contemplated Transactions;
(i)acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(j)sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(k)made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;
(l)made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $100,000;
(m)other than as required by Law or GAAP, taken any action to change accounting policies or procedures;
(n)initiated or settled any Legal Proceeding; or
(o)agreed, resolved or committed to do any of the foregoing.
3.9Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts in the Ordinary Course of Business; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.
3.10Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.
3.12Intellectual Property; Privacy.
(a)Section 3.12(a) of the Parent Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by Parent or its Subsidiaries, including, with respect to each application and registration: (i) the name of the applicant/registrant and any other co-owners, (ii) the jurisdiction of application or registration, and (iii) the application or registration number. To the Knowledge of Parent, each of the U.S. patents included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid and enforceable, and with respect to the Parent’s material Registered IP, subsisting.
(b)There are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any of the Registered IP.
(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or its Subsidiaries exclusively own, are the sole assignee of, or have exclusively licensed all of material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. The Parent IP constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Parent’s and any of its Subsidiaries’ business as currently conducted. Each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.
(d)To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.
(e)Section 3.12(e) of Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted

(each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor, to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses. Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-Bound License or any Parent Out-bound License requires Parent or any of its Subsidiaries or any of their Affiliates to maintain, develop or prosecute any Intellectual Property Rights.
(f)To the Knowledge of Parent: (i) the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. Since December 31, 2021, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(g)None of the Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed by Parent or its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute, that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.
(h)To the Knowledge of Parent, Parent and the operation of Parent’s and its Subsidiaries’ business are, and have at all times been, in material compliance with all Privacy and Data Processing Requirements. To the Knowledge of Parent, Parent and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Parent Data as Processed by or for Parent or its Subsidiaries. Since Parent’s inception, there have been (i) no loss or theft of, or security breach relating to. Parent Data, (ii) no violation of any security policy of Parent or its Subsidiaries regarding any such Parent Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Parent Data. Parent and its Subsidiaries have taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s or its Subsidiaries business as currently conducted and Parent Data from unauthorized use, access, or other Processing. To the Knowledge of Parent, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Parent’s or its Subsidiaries’ business or (ii) material unauthorized access to, or other processing of, Parent Data.

3.13Agreements, Contracts and Commitments.
(a)Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):
(i)a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii)each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iii)each Parent Contract containing (A) any covenant limiting in any material respect the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Parent or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Parent, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;
(iv)each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(v)each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(vi)each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;
(vii)each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;
(viii)each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix)each Parent Real Estate Lease;
(x)each Parent Contract with any Governmental Body;
(xi)each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;
(xii)each Parent Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;
(xiii)each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee, independent contractor or other natural person service provider whose annual compensation equals or exceeds $125,000 that (A) is not immediately terminable by Parent without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;
(xiv)any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;
(xv)each Parent Contract entered into in settlement of any Legal Proceeding or other dispute;
(xvi)each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; and
(xvii)each Parent Contract entered into in settlement of any Legal Proceeding or other dispute.
(b)Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any

Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.
3.14Compliance; Permits.
(a)Parent and its Subsidiaries are, and since December 31, 2020 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the PHSA and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent.
(b)No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Parent or any Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any Subsidiary, any acquisition of material property by Parent or any Subsidiary or the conduct of business by Parent or any Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(c)Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 3.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.
(d)There are no proceedings pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither Parent nor any of its Subsidiaries nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of Parent, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against Parent or any of its Subsidiaries or any of their respective officers and employees, and Parent and its Subsidiaries have no liability for failure to comply with the FDCA, PHSA, or other similar Laws. There is no act, omission, event, or circumstance of which Parent has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.
(e)Parent and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of Parent or such Subsidiary as currently conducted (collectively, the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. There is no basis for believing that such Parent Regulatory Permits will not be renewable upon expiration. Parent and each of its Subsidiaries are in compliance in all material respects with the Parent Regulatory Permits and have not received any written notice or other written communication or, to the Knowledge of Parent, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent and each of its Subsidiaries have complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of Parent, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.
(f)All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the GCP regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and the GLP regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of Parent or any of its Subsidiaries has been terminated or suspended prior to completion for safety or noncompliance reasons. Since December 31, 2020, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates have participated.
(g)Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of their respective businesses or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.
(h)Neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (iii) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (iv) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (vi) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Parent and its

Subsidiaries are not using, nor have they ever used, in any capacity any Person that has ever been, or to the Knowledge of Parent, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.
(i)Parent and each of its Subsidiaries has complied with all Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent or its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or any of its Subsidiaries is a party or otherwise bound. Parent has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to Parent or any of its Subsidiaries, or an agent or third party, including any subject to a Business Associate Agreement with Parent or such Subsidiary. Parent or its Subsidiaries is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 3.14(i) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
3.15Legal Proceedings; Orders.
(a)As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since December 31, 2021 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.
(c)There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16Tax Matters.
(a)Parent and each of its Subsidiaries have filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.
(b)All income and other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c)All Taxes that Parent and each of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d)There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.
(e)No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent. Neither Parent nor any of its Subsidiaries (or predecessors thereof) has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f)Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h)Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v)

installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code; or (ix) election under Section 108(i) of the Code.
(i)Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Parent has no Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.
(j)Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k)Parent has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.
(l)Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(m)Section 3.16(m) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.
(n)Neither the Parent nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from being treated as an integrated transaction that qualified as a “reorganization” within the meaning of Section 368(a) of the Code.
(o)The Parent operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.
3.17Employee and Labor Matters; Benefit Plans.

(a)Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, other than employment offer letters on Parent’s standard form and other than individual Parent Options or other compensatory equity award agreements made pursuant to the Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, by reason of having a Parent ERISA Affiliate).
(b)As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(c)Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.
(d)The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e)Neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan.
(g)None of Parent, any of its Subsidiaries or any Parent ERISA Affiliates, or to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has made a written representation promising the same.
(i)Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.
(j)Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(k)No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.
(l)Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, or director’s fees payable to each person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or foreign Law and (B) whether such an employee is on leave, and if so, the expected return date.
(m)Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor, to the Knowledge of Parent, is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or any union organizing activity, against Parent or any of its Subsidiaries.
(n)Parent and each of its Subsidiaries is, and since December 31, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since December 31, 2021, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant of Parent.
(o)Within the preceding two years, Parent has complied in all material respects with the WARN Act.
3.18Environmental Matters. Parent and each of its Subsidiaries are in compliance and since December 31, 2021 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since December 31, 2021 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Parent or Merger Subs. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.
3.19Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in November 2024 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.
3.20Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.
3.21Opinion of Financial Advisor. The Parent Board has received an opinion of Canaccord Genuity LLC, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio (as specified in such opinion) is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is furnished solely for the use of the Parent Board and may not be relied upon by the Company or any other Party.
3.22No Financial Advisors. No broker, finder or investment banker, other than Canaccord Genuity LLC and Ladenburg Thalmann & Co. is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
3.23Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.24Valid Issuance. The Parent Common Stock and Parent Convertible Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.
3.25Disclaimer of Other Representations or Warranties.
(a)Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Subs to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b)Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or the Merger Subs pursuant to this Agreement, none of the Company or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
4CERTAIN COVENANTS OF THE PARTIES.
4.1Operation of Parent’s Business.
(a)Except as set forth in Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement (including the Qualified Financing), as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the First Effective Time (the “Pre-Closing Period”), each of Parent and Merger Subs shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.
(b)Except (i) as expressly permitted by this Agreement (including the Qualified Financing), (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit Merger Subs to, do any of the following:
(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);

(ii)sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or Parent Warrants, as applicable); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any other instrument convertible into or exchangeable for any capital stock or other security of Parent;
(iii)except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)form any Subsidiary or acquire any equity interest or other interest in any other Entity, or enter into a joint venture with any other Entity;
(v)(A) lend money to any Person (except for the advancement of reasonable expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or capital commitment in excess of the budgeted capital expenditure and commitment amounts set forth in the Parent operating budget;
(vi)other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect (other than in connection with the termination thereof); (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; or (D) increase the severance, retention or change of control benefits offered to any current or former or new employees, directors or consultants;
(vii)recognize any labor union, labor organization, or similar Person, except as otherwise required by law and after advance notice to the Company;
(viii)acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties;
(ix)make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any material amended Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or Consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six (6) months), or adopt or change any material accounting method in respect of Taxes;

(x)enter into, materially amend or terminate any Parent Material Contract;
(xi)other than the incurrence or payment of Parent Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside of the Ordinary Course of Business;
(xii)other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xiii)initiate or settle any Legal Proceeding; or
(xiv)agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the First Effective Time. Prior to the First Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2Operation of the Company’s Business.
(a)Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement (including the Qualified Financing), as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, each of the Company and its Subsidiaries shall conduct its respective business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.
(b)Except (i) as expressly permitted by this Agreement (including the Qualified Financing), (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:
(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;
(ii)sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any other instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;
(iii)except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)form any Subsidiary or acquire any equity interest or other interest in any other Entity, or enter into a joint venture with any other Entity;
(v)(A) lend money to any Person (except for the advancement of reasonable expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or capital commitment in excess of the budgeted capital expenditure and commitment amounts set forth in the Company operating budget;
(vi)other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; or (D) increase the severance, retention or change of control benefits offered to any current or former or new employees, directors or consultants;
(vii)recognize any labor union, labor organization, or similar Person, except as otherwise required by law and after advance notice to Parent;
(viii)acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties;
(ix)sell, assign, transfer, license, sublicense, abandon, permit to lapse or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(x)make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any material amended Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or Consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six (6) months), or adopt or change any material accounting method in respect of Taxes;
(xi)enter into, materially amend or terminate any Company Material Contract;
(xii)other than the incurrence or payment of Company Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside of the Ordinary Course of Business;

(xiii)other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xiv)initiate or settle any Legal Proceeding; or
(xv)agree, resolve or commit to do any of the foregoing.
(c)Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.3Access and Investigation.
(a)Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access, upon reasonable notice and during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the principal financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Each Party shall provide the other Party with good faith unaudited cash balances and a statement of accounts payable of the respective Party as of the end of each calendar month, which shall be prepared consistent with past practice and delivered within ten (10) Business Days after the end of such calendar month before the Closing Date, or such longer period as the Parties may agree to in writing.
(b)Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or, if in the reasonable judgment of such Party, access would jeopardize protections afforded the Party under the attorney-client privilege or the attorney work product doctrine; provided, however, that such Party shall use commercially reasonable efforts to allow for such access in a manner that does not violate any such applicable Law or jeopardize protections afforded the Party under the attorney-client privilege or the attorney work product doctrine.
4.4Parent Non-Solicitation.

(a)Except as expressly permitted by this Agreement, Parent agrees that, during the Pre-Closing Period, it shall not, and it shall instruct and cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may, directly or indirectly through any of its Representatives, furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any of its Representatives shall have breached this Section 4.4 in any material respect, (B) the Parent Board concludes in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement, or is already party to a confidentiality agreement with such Person that is still in effect and contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material nonpublic information of or with respect to Parent to keep such information confidential; and (D) prior to or substantially contemporaneously with furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.
(b)If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.
(c)Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent provided to such Person.

4.5The Company Non-Solicitation.
(a)Except as expressly permitted by this Agreement, the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, and it shall instruct and cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.5(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Stockholder Vote, the Company may, directly or indirectly through any of its Representatives, furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither the Company nor any of its Representatives shall have breached this Section 4.5 in any material respect, (B) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement, or is already party to a confidentiality agreement with such Person that is still in effect and contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material nonpublic information of or with respect to the Company to keep such information confidential; and (D) prior to or substantially contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.
(b)If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one (1) Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person.
4.6Notification of Certain Matters.
(a)During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or its Subsidiaries is commenced, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.
(b)During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.
5ADDITIONAL AGREEMENTS OF THE PARTIES.
5.1Parent Stockholders’ Meeting.
(a)As promptly as practicable following the Closing Date, Parent shall use commercially reasonable efforts to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:
(i)approval of the Preferred Stock Conversion Proposal;
(ii)approval of a new equity incentive plan in form reasonably acceptable to Parent and the Company (the “2025 Plan”) and the assumption of the Company Plan; and

(iii)if deemed necessary or appropriate by Parent or as otherwise required by applicable Law or Contract, to authorize the amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock in Parent’s certificate of incorporation for the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement and/or to effectuate the Nasdaq Reverse Split (the “Charter Amendment Proposal”) (the matters contemplated by the clauses 4.2(a)(i)–(iii) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).
(b)If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, then, in each case, Parent will use its commercially reasonable efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the approval of the Parent Stockholder Matters is not then obtained, Parent will use its commercially reasonable efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within four months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within four months after the Parent Stockholders’ Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every four months until Parent obtains approval of the Parent Stockholder Matters.
(c)The Company and Parent acknowledge that, under the Nasdaq Stock Market Rules, the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal.
5.2Company Stockholder Matters.
(a)Promptly after the date of this Agreement, unless otherwise satisfied by unanimous written consent of the Company’s stockholders, the Company shall prepare, with the reasonable cooperation of Parent, and cause to be mailed to its stockholders an information statement (the “Information Statement”) to solicit (i) the Required Company Stockholder Vote for purposes of: (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Company Stockholder Matters. The Information Statement and any other materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent’s advance review and reasonable approval.

(b)The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of receipt of the Required Company Stockholder Vote and at the First Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC.
(c)Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. The Stockholder Notice (including any amendments thereto) and any other materials submitted to the stockholders of the Company in accordance with this Section 5.2(c) shall be subject to Parent’s advance review and reasonable approval.
5.3Parent Options and Parent Warrants.
(a)Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (i) each unexpired, unexercised and unvested Parent Option granted under the Parent Stock Plans and (ii) each unvested Parent RSU shall be accelerated in full effective as of immediately prior to the First Effective Time.
(b)Promptly after the date of this Agreement, and in any event within twenty (20) days before the First Effective Time, Parent shall notify the holders of the Parent Warrants of the Contemplated Transactions in accordance with the terms of the applicable Parent Warrants, which notice shall be subject to the review and approval of the Company (not to be unreasonably withheld, conditioned or delayed). At the First Effective Time, each Parent Warrant that is outstanding and unexercised immediately prior to the First Effective Time, shall survive the Closing and remain outstanding in accordance with its terms.
5.4Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock. For as long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.
5.5Employee Benefits.
(a)For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) (the “Post-Closing Plans”), Parent shall use reasonable best efforts to cause each employee of the Company who remains employed by Parent or the Surviving Entity, or any of their respective Subsidiaries following the Closing, (together, the “Continuing Employees”) to be credited with his or her years of service with the Company or any of its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use its best efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For employees of Parent who are not Continuing Employees and who are entitled to severance under their applicable employment agreements, Parent shall prepay for medical, dental, pharmaceutical and/or vision benefits for such employees, if the provider of such benefits is under an individual plan.
(b)Parent shall, or shall cause one of its Affiliates to, (i) provide Continuing Employees with base salary or hourly wage rate, as applicable, that are no less than the base salary or hourly wage rate, as applicable, in effect as of immediately prior to the First Effective Time through December 31, 2025 and, (ii) at all times from the First Effective Time through December 31, 2025, honor all severance commitments of Parent in effect as of immediately prior to the First Effective Time that pertain to the Continuing Employees.
(c)The provisions of this Section 5.5 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Parent to terminate the employment of any Continuing Employee or modify the at-will status of any Continuing Employees.

(d)Parent shall terminate the employment and service, as applicable, of each employee, independent contractor or officer of Parent listed in Section 5.5(d) of the Parent Disclosure Schedule, effective immediately after the First Effective Time, and shall comply with the terms of any employment, severance, retention, change of control, or similar Contract specified in Section 5.5(d) of the Parent Disclosure Schedule.
5.6Indemnification of Officers and Directors.
(a)From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, or any Subsidiary thereof, asserted or claimed prior to the First Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL or DLLCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Entity shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.
(c)From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d)From and after the First Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.
(e)The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(f)In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 5.6.
5.7Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.8Listing. Parent shall (a) maintain its existing listing on Nasdaq; (b) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock Payment Shares and the Parent Common Stock to be issued upon conversion of the Parent Preferred Stock Payment Shares to be issued in connection with the Contemplated Transactions, to cause such shares to be approved for listing (subject to official notice of issuance); (c) effect the Nasdaq Reverse Split and (d) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with the Company. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.8.
5.9Tax Matters. For U.S. federal income Tax purposes, (i) the Parties intend that the First Merger and the Second Merger, taken together, constitute an integrated transaction described in

Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall not (and shall cause their Affiliates not to) take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.
5.10Legends. Parent shall be entitled to place appropriate legends, including the legend noted in Section 5.21, on the book entries and/or certificates evidencing any shares of Parent Common Stock or Parent Convertible Preferred Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Convertible Preferred Stock.
5.11Directors and Officers. The Parties shall take all necessary action so that (a) immediately after the Second Effective Time, Parent shall appoint two designees of the Company to the Parent Board; provided, that at such time at least five members of the Parent Board shall continue to serve in office; and (b) the Persons set forth on Section 5.11(b) of the Parent Disclosure Schedule under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the Second Effective Time until successors are duly appointed and qualified in accordance with applicable Law. As soon as practicable after approval of the Parent Stockholder Matters, the Parties shall take all necessary action so that: (a) (i) if the Board of the Surviving Entity is comprised of five members, one such member shall be designated by Parent, (ii) if the Board of the Surviving Entity is comprised of seven members, two such members shall be designated by Parent, and (iii) if the Board of the Surviving Entity is greater than seven members, Parent shall have the right to appoint a similar number of board members that is commensurate with Parent’s existing stockholders’ percentage ownership in the Surviving Entity following application of the Exchange Ratio.
5.12Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the First Effective Time.

5.14Post Closing Therapeutic Development Cooperation. As the Company believes the Merger will expand the Company’s opportunities to create a novel platform for targeted peptide conjugates to treat diseases, specifically peptide-based proteolysis targeting chimeras, or PROTACs, the Parties shall reasonably cooperate following the Closing to (i) leverage the Parent’s proprietary compound SP-3164, which specifically binds to the E3 ligase complex CRLCBRN, and the Company’s peptide engineering platform to target a variety of disease relevant intracellular proteins, including previously ‘undruggable’ proteins across therapeutic areas including oncology and infectious disease, and (ii) continuing support for the ongoing clinical trials evaluating seclidemstat (SP-2577) in combination with azacytidine for certain blood disorders while conducting a review of Parent’s small molecule program (the “Synergistic Opportunities”). Each Party and its Affiliates shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of the Synergistic Opportunities and commercialization of peptide-conjugate therapeutics.
5.15Closing Certificates.
(a)The Company will prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the First Effective Time, after giving effect to the Convertible Note Conversion) (i) each holder of Company Common Stock, Company Options and Company Warrants, (ii) such holder’s name and address, (iii) the number and type of Company Common Stock held and/or underlying the Company Options or Company Warrants as of immediately prior to the First Effective Time for each such holder, and (v) the number of shares of Parent Common Stock and/or Parent Convertible Preferred Stock to be issued to such holder, or to underlie any Parent Option or Parent Warrant to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock, Company Options or Company Warrants held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).
(b)Parent will prepare and deliver to the Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth (as of immediately prior to the First Effective Time, excluding any shares to be issued in the Qualified Financing) (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options, Parent Warrants or Parent RSUs, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock underlying the Parent Options, Parent Warrants or Parent RSUs as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
5.16Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.
5.17Stockholder Litigation. Each Party shall promptly notify the other Party in writing, and conduct and control the settlement and defense, of any stockholder litigation brought or threatened against such Party or any of its directors and officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions; provided, that prior to Closing, such Party shall (a) consult with the other Party with respect to any such stockholder litigation and in good faith take any comments of the other Party into account with respect to such stockholder litigation, and (b) keep the other Party reasonably apprised of any material developments in connection with any such stockholder litigation.
5.18Termination of Certain Agreements and Rights. The Company shall cause any Investor Agreements (excluding the Company Stockholder Support Agreements and the Company Lock-Up Agreements) to be terminated immediately prior to the First Effective Time, without any liability being imposed on the part of Parent or the Surviving Entity.
5.19Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
5.20Company Convertible Note Conversion. The Company shall take all necessary action to effect the conversion of the Company Convertible Notes into Company Common Stock, which shall occur not later than immediately prior to the First Effective Time (the “Convertible Note Conversion”).
5.21Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal.
5.22Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares comprising Merger Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT

OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”
6.CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:
6.1No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
6.2Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.
6.3Listing. The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.
6.4Qualified Financing. The Qualified Financing shall have been consummated.
7.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:
7.1Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.
7.3Documents. Parent shall have received the following documents, each of which shall be in full force and effect:
(a)a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.7, and 7.9 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.14 is true and accurate in all respects as of the Closing Date;
(b)a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of the Company who will not be a director of Parent or the Surviving Entity;
(c)the Company Cash Schedule and a certificate executed by the principal financial officer of the Company certifying that the information set forth in the Company Cash Schedule delivered by Company in accordance with Section 1.10 is true and accurate in all material respects as of the Anticipated Closing Date; and
(d)the Allocation Certificate.
7.4FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.
7.5No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
7.6Qualified Financing. The Qualified Financing shall have been consummated.
7.7Termination of Investor Agreements. The Investor Agreements shall have been terminated.
7.8Company Lock-Up Agreements. Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.
7.9Company Stockholder Written Consent. The Company Stockholder Written Consent evidencing the Required Company Stockholder Vote shall be in full force and effect.

7.10Convertible Note Conversion. The Company shall have effected the Convertible Note Conversion.
8.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
8.1Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
8.2Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the First Effective Time.
8.3Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;
(b)the Parent Cash Schedule and a certificate executed by the principal financial officer of Parent certifying that the information set forth in the Parent Cash Schedule delivered by Parent in accordance with Section 1.10 is true and accurate in all material respects as of the Anticipated Closing Date;
(c)the Parent Outstanding Shares Certificate; and
(d)a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of Parent who are not to continue as directors of Parent after the Closing.
8.4No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

8.5Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.
8.6Parent Lock-Up Agreements. The Company shall have received the Parent Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.
8.7Board of Directors. Parent shall have taken all actions necessary to cause the Parent Board to be constituted as set forth in the first sentence of Section 5.11 of this Agreement effective as of the First Effective Time.
8.8Nasdaq. Parent shall not have received official notice from Nasdaq of the pending delisting of its common stock on the Nasdaq. The Parent Common Stock Payment Shares issuable in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
9.TERMINATION.
9.1Termination. This Agreement may be terminated prior to the First Effective Time:
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(c)by Parent if (i) the Company is unable to obtain the Required Company Stockholder Vote within thirty (30) days of the date of this Agreement; (ii) the Company is unable to obtain consent from all of its noteholders within thirty (30) days of the date of this Agreement to effect the Convertible Note Conversion; or (iii) a registration statement is filed with respect to the Qualified Financing and such Qualified Financing is not consummated within 45 days of the Securities and Exchange Commission’s declaration of effectiveness of the related registration statement;
(d)by the Company if a Parent Triggering Event shall have occurred;
(e)by Parent if a Company Triggering Event shall have occurred;
(f)by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Subs’ representations and warranties or breach by Parent or Merger Subs is curable by Parent or Merger Subs, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a fifteen (15)-day period commencing upon delivery of written notice from the Company to Parent or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);
(g)by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the expiration of a fifteen (15)-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(h)by Parent, at any time, upon entering into a Permitted Alternative Agreement if (i) Parent has received a Superior Offer, (ii) Parent has complied with its obligations under Section 4.4 with respect to such Superior Offer, (iii) Parent enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within five (5) Business Days of such termination, Parent pays to the Company the Company Termination Fee in accordance with Section 10.
9.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
9.3Expenses; Termination Fees.
(a)Except as set forth in this Section 9.3, whether or not the Merger is consummated, (i) all Parent Transaction Expenses shall be paid by Parent (or on behalf of Parent) at or prior to the Closing and (ii) all Company Transaction Expenses shall be paid by the Company.
(b)If this Agreement is terminated by Parent pursuant to Section 9.1(h) or 9.1(d), then Parent shall pay to the Company a nonrefundable fee in an amount equal to $300,000 (the “Company Termination Fee”).
(c)If this Agreement is terminated by Parent pursuant to Section 9.1(c) or 9.1(e), then the Company shall pay to Parent a nonrefundable fee in an amount equal to $300,000 (the “Parent Termination Fee”).
(d)Any Company Termination Fee or Parent Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
(e)The Parties agree that, (i) subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Company Termination Fee (A) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(e) shall limit the rights of the Company under Section 10.11 or with respect to claims of fraud or willful and material breach of this Agreement by either Party prior to the date of termination.
(f)The Parties agree that, (i) subject to Section 9.2, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Parent Termination Fee (A) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(f) shall limit the rights of Parent and Merger Sub under Section 10 or with respect to claims of fraud or willful and material breach of this Agreement by either Party prior to the date of termination.
(g)Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Party in the circumstances in which such amount is payable.
10.MISCELLANEOUS PROVISIONS.
10.1Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 10 shall survive the First Effective Time.
10.2Amendment. This Agreement may be amended with the approval of the respective boards of directors (or managers as applicable) of the Surviving Entity and Parent at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Entity and Parent.
10.3Waiver.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.5Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.
10.6Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.7Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
10.8Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to Parent or Merger Subs:
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd.
Suite X
Houston, TX
Attention: David Arthur
Email Address: darthur@salariuspharma.com
with a copy to (which shall not constitute notice):
Honigman LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506
Attention: Phillip D. Torrence
Email: ptorrence@honigman.com
Attention: Jeff Kuras
Email: jkuras@honigman.com
Attention: Emily J. Johns
Email: ejohns@honigman.com

if to the Company:
Decoy Therapeutics Inc.
One Broadway, 14th Floor
Cambridge, MA 02142
Attention: Rick Pierce
Email Address: pierce@decoytx.com
with a copy to (which shall not constitute notice):
Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Attention: Brian S. Bernstein
Email Address: bbernstein@nasonyeager.com
Attention: Brian A. Pearlman
Email Address: bpearlman@nasonyeager.com
10.9Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
10.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
10.11Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
10.12No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.13Construction.
(a)References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f)Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(h)The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i)Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Pacific Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.
(j)Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in San Francisco, California, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
10.14Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

Signatures on the Following Page

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Salarius Pharmaceuticals, Inc. By: /s/ David J. Arthur Name: David J. Arthur Title: President and Chief Executive Officer

THE FIRST MERGER SUB:

Decoy Therapeutics MergerSub I, Inc. By: /s/ David J. Arthur Name: David J. Arthur Title: Chief Executive Officer

THE SECOND MERGER SUB:

Decoy Therapeutics MergerSub II, LLC By: /s/ David J. Arthur Name: David J. Arthur Title: Chief Executive Officer

THE COMPANY:

Decoy Therapeutics Inc. By: /s/ Frederick Pierce II Name: Frederick Pierce II Title: Chief Executive Officer

Signature Page to
Agreement and Plan of Merger

Exhibit A
Certain Definitions
For purposes of this Agreement (including this Exhibit A):
“2025 Plan” has the meaning set forth in Section 5.1(a).
“Accounting Firm” has the meaning set forth in Section 1.10(e).
“ACT” has the meaning set forth in Section 4.18.
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving:
(i)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, that, in the case of the Parent, to the extent that the Qualified Financing is effected in accordance with the terms and conditions of this Agreement, the Qualified Financing shall not constitute an Acquisition Transaction; or
(ii)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
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“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
“Allocation Certificate” has the meaning set forth in Section 5.15.
“Anti-Bribery Laws” has the meaning set forth in Section 2.22.
“Anticipated Closing Date” has the meaning set forth in Section 1.10.
“Book-Entry Shares” has the meaning set forth in Section 1.7.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.
“Cash Calculations” has the meaning set forth in Section 1.10(a).
“Cash Schedules” has the meaning set forth in Section 1.10(a).
“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit C.
“Certificates of Merger” has the meaning set forth in Section 1.3.
“Certifications” has the meaning set forth in Section 3.7(a).
“Charter Amendment Proposal” has the meaning set forth in Section 5.1(a)(iii).
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Benefit Plan” has the meaning set forth in Section 2.17(a).
“Company Board” means the board of directors of the Company.
“Company Cash Amount” (a) the sum of all Cash and Cash Equivalents, marketable securities, accrued investment interest receivable, and any prepaid refundable deposits listed in Section 1.10 of the Company Disclosure Schedule, in each case, of the Company as of the Determination Date, calculated in accordance with Section 1.10), minus (b) the Company’s accounts payable and accrued expenses listed in
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Section 1.10(b) of the Company Disclosure Schedule (without duplication of any expenses accounted for below, and specifically excluding any fees related to the Qualified Financing), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s audited financial statements and unaudited interim balance sheet, minus (c) any Company Transaction Expenses exceeding $200,000, minus (d) any bona fide current liabilities payable in cash, in each case to the extent not canceled at or prior to the Determination Date (without duplication of any of the items above), minus (e) the cash cost of change in control payments that are required to be paid by a party in connection with, or at the time of, the Closing and/or the termination of its employees (if any), minus (f) prepaid expenses, expenses paid, or liabilities incurred, prior to Closing, that are approved in writing to be covered under D&O insurance in excess of the deductible.
“Company Cash Calculation” has the meaning set forth in Section 1.10(a).
“Company Cash Schedule” has the meaning set forth in Section 1.10(a).
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.
“Company Convertible Notes” means the outstanding notes convertible into Company Common Stock set forth in Section 2.6 of the Company Disclosure Schedule.
“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries.
“Company Disclosure Schedule” has the meaning set forth in Section 2.
“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.
“Company Financials” has the meaning set forth in Section 2.7(a).
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.6(a) and (c) (Capitalization) and 2.20 (No Financial Advisors).
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“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company.
“Company In-bound License” has the meaning set forth in Section 2.12(d).
“Company Lock-Up Agreement” has the meaning set forth in the Recitals.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Mergers relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.
“Company Material Contract(s)” has the meaning set forth in Section 2.13(a).
“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.
“Company Out-bound License” has the meaning set forth in Section 2.12(d).
“Company Permits” has the meaning set forth in Section 2.14(b).
“Company Plan” has the meaning set forth in Section 2.6(c).
“Company Preferred Stock” has the meaning set forth in Section 2.6(a).
“Company Products” means any drugs being developed by the Company that is intended to diagnose, cure, mitigate, treat, or prevent disease.
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“Company Restricted Stock” means any restricted stock award granted pursuant to the Company Plan.
“Company Signatories” has the meaning set forth in the Recitals.
“Company Stock Certificate” has the meaning set forth in Section 1.7.
“Company Stockholder Matters” has the meaning set forth in Section 5.2.
“Company Stockholder Support Agreement” has the meaning set forth in the Recitals.
“Company Termination Fee” has the meaning set forth in Section 9.3(b).
“Company Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the First Effective Time in connection with the Contemplated Transactions and this Agreement, including: (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of the Company; and (b) 50% of (i) any fees and expenses incurred by Parent’s transfer agent, (ii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iii) the fees associated with the Nasdaq Listing Application.
“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document relating to any Acquisition Proposal; or (d) the Company, or any director or officer of the Company, shall have willfully and intentionally breached the provisions set forth in Section 4.5.
“Company Warrants” means warrants to purchase capital stock of the Company listed in Section 2.6 of the Company Disclosure Schedule.
“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2024 provided to Parent prior to the date of this Agreement.
“Confidentiality Agreement” means that certain mutual letter agreement, dated as of May 1, 2024, between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger, the Nasdaq Reverse Split, Parent Stockholder Support Agreements and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 4.2).
“Continuing Employees” has the meaning set forth in Section 4.4(a).
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“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“Convertible Note Conversion” has the meaning set forth in Section 5.19.
“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.
“DGCL” means the General Corporation Law of the State of Delaware.
“DLLCA” means the Delaware Limited Liability Company Act.
“D&O Indemnified Parties” has the meaning set forth in Section 4.5(a).
“Dispute Notice” has the meaning set forth in Section 1.10(b).
“Disputing Party” has the meaning set forth in Section 1.10(b).
“Dissenting Shares” has the meaning set forth in Section 1.9(a).
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law
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or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 1.8.
“Exchange Fund” has the meaning set forth in Section 1.8.
“Exchange Ratio” means, subject to Section 1.6, the following ratio (rounded to four decimal places): (i) the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:
•“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation.
•“Company Allocation Percentage” means the quotient (expressed as a percentage with the percentage rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.
•“Company Merger Shares” means (i) the product determined by multiplying (x) the Post-Closing Parent Shares by (y) the Company Allocation Percentage.
•“Company Outstanding Shares” means, subject to adjustment for any stock split, reclassification, or exchange, the total number of shares of Company Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Company Common Stock basis, calculated in accordance with the treasury method, and (i) assuming, without limitation or duplication, the settlement in shares of each in-the-money Company Option and in-the-money Company Warrant outstanding as of the First Effective Time pursuant to Section 5.3(a), (ii) the conversion of all Company Convertible Notes and other outstanding indebtedness, and (iii) the issuance of shares of Company Common Stock in respect of all other outstanding restricted stock awards or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any other shares of Company Common Stock reserved for issuance under the Company Plans). A Company Option or Company Warrant is out-of-the-money if its exercise price, as adjusted to give effect to the transactions contemplated herein, calculated in accordance with Schedule A of the Parent Disclosure Schedules, is equivalent to or greater than the closing price of
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Company Common Stock on the last trading day prior to the Determination Date, and is in-the-money if its exercise price is less than such amount.
•“Company Valuation” means $28,000,000 (the “Company Base Valuation”), provided, however, to the extent that (i) the Company Cash Amount determined pursuant to Section 1.10 is less than $2.0 million, then the Company Base Valuation shall be reduced by $100,000 for each $100,000 that the Company Cash Amount as so determined in less than $0; and (ii) the Company Cash Amount determined pursuant to Section 1.10 is greater than $2.0 million, then the Company Base Valuation shall be increased by $100,000 for each $100,000 that the Company Cash Amount as so determined is greater than $2.0 million.
•“Parent Allocation Percentage” means the quotient (expressed as a percentage, with the percentage rounded to two decimal places) determined by dividing (i) the Parent Valuation by (ii) the Aggregate Valuation, but in no case less than 10.00%
•“Parent Outstanding Shares” means, subject to adjustment for any stock split, reclassification, or exchange, the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis, calculated in accordance with the treasury method, minus the shares issued in the Qualified Financing, and (i) assuming, without limitation or duplication, the settlement in shares of each in-the-money Parent Option and in-the-money Parent Warrant outstanding as of the First Effective Time pursuant to Section 5.3(a) , and (ii) the issuance of shares of Company Common Stock in respect of all other outstanding restricted stock units or rights to receive such shares, whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the consummation of the Merger. A Parent Option or Parent Warrant is out-of-the-money if its exercise price is equivalent to or greater than the closing price of Company Common Stock on the last trading day prior to the Determination Date, and is in-the-money if its exercise price is less than such amount.
•“Parent Valuation” means $4,600,000 (the “Parent Base Valuation”); provided, however, to the extent that (i) the Parent Cash Amount determined pursuant to Section 1.10 is less than $0, then the Parent Base Valuation shall be reduced by $100,000 for each $100,000 that the Parent Cash Amount as so determined in less than $0; and (ii) the Parent Cash Amount determined pursuant to Section 1.10 is greater than $0, then the Parent Base Valuation shall be increased by $100,000 for each $100,000 that the Parent Cash Amount as so determined is greater than $0.
•“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.
“Existing Severance Plan” has the meaning set forth in Section 4.4(b).
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“First Certificate of Merger” has the meaning set forth in Section 1.3.
“First Effective Time” has the meaning set forth in Section 1.3.
“First Merger” has the meaning set forth in the Recitals.
“First Merger Sub” has the meaning set forth in the Preamble.
“First Merger Sub Board” means the board of directors of First Merger Sub.
“First Step Surviving Corporation” has the meaning set forth in Section 1.1.
“FLSA” has the meaning set forth in Section 2.17(m).
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.
“Information Statement” has the meaning set forth in Section 5.2.
“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of
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privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.
“Intended Tax Treatment” has the meaning set forth in Section 5.9(a).
“Investor Agreements” has the meaning set forth in Section 2.21(b).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liability” has the meaning set forth in Section 2.9.
“Lock-Up Agreement” has the meaning set forth in the Recitals.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.5.
“Merger Subs” has the meaning set forth in the Preamble.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.
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“Nasdaq Listing Application” has the meaning set forth in Section 5.8.
“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio to be reasonably determined by Parent for the purpose of maintaining compliance with Nasdaq listing standards.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent” has the meaning set forth in the Preamble.
“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.
“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2024 (the “Parent Balance Sheet Date”) provided to the Company prior to the date of this Agreement.
“Parent Benefit Plan” has the meaning set forth in Section 3.17(a).
“Parent Board” means the board of directors of Parent.
“Parent Cash Amount” (a) the sum of all Cash and Cash Equivalents, marketable securities, accrued investment interest receivable, and any prepaid refundable deposits listed in Section 1.10(a) of the Parent Disclosure Schedule, in each case, of Parent as of the Determination Date, calculated in accordance with Section 1.10), minus (b) Parent’s accounts payable and accrued expenses listed in Section 1.10(b) of the Parent Disclosure Schedule (without duplication of any expenses accounted for below, and specifically excluding any fees related to the Qualified Financing), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Parent’s audited financial statements and unaudited interim balance sheet, minus (c) any Parent Transaction Expenses exceeding $200,000, minus (d) any bona fide current liabilities payable in cash, in each case to the extent not canceled at or prior to the Determination Date (without duplication of any of the items above), minus (e) the cash cost of change in control payments that are required to be paid by a party in connection with, or at the time of, the Closing and/or the termination of its employees (if any), minus (f) prepaid expenses, expenses paid, or liabilities incurred, prior to Closing, that are approved in writing to be covered under D&O insurance in excess of the deductible, plus (g) any proceeds raised from the Parent ELOC and/or Parent ATM Program, plus (h) $350,000.
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“Parent Cash Calculation” has the meaning set forth in Section 1.10(a).
“Parent Cash Schedule” has the meaning set forth in Section 1.10(a).
“Parent Common Stock Consideration Cap” has the meaning set forth in Section 1.5.
“Parent Common Stock Payment Shares” has the meaning set forth in Section 1.5.
“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.
“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.
“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.
“Parent Disclosure Schedule” has the meaning set forth in Section 3.
“Parent ATM Program” means that certain At the Market Offering Agreement, dated February 5, 2021 between Salarius Pharmaceuticals, inc. and Ladenburg Thalmann & Co., Inc.
“Parent ELOC” means that certain equity line of credit pursuant to the Securities Purchase Agreement, dated as of December 12, 2024 by and between Parent and C/M Capital Master Fund, LP.
“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
“Parent Foreign Plan” has the meaning set forth in Section 3.17(l).
“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Subs set forth in Sections 3.1(a) and (b) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.6(a) and (c) (Capitalization) and 3.22 (No Financial Advisors).
“Parent In-bound License” has the meaning set forth in Section 3.12(d).
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“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.
“Parent Lock-Up Agreement” has the meaning set forth in the Recitals.
“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Mergers relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions; or (h) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.
“Parent Material Contract(s)” has the meaning set forth in Section 3.13(a).
“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.
“Parent Out-bound License” has the meaning set forth in Section 3.12(d).
“Parent Outstanding Shares Certificate” has the meaning set forth in Section 5.15(b).
“Parent Permits” has the meaning set forth in Section 3.14(b).
“Parent Preferred Stock Payment Shares” has the meaning set forth in Section 1.5.
“Parent Real Estate Leases” has the meaning set forth in Section 3.11.
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“Parent RSUs” means any restricted stock unit award granted pursuant to the Parent Stock Plans.
“Parent SEC Documents” has the meaning set forth in Section 3.7(a).
“Parent Signatories” has the meaning set forth in the Recitals.
“Parent Stock Plans” means collectively, Parent’s 2015 Equity Incentive Plan.
“Parent Stockholder Matters” has the meaning set forth in Section 4.2(a)(iii).
“Parent Stockholders’ Meeting” has the meaning set forth in Section 4.2(a)(iii).
“Parent Support Agreement” has the meaning set forth in the Recitals.
“Parent Termination Fee” has the meaning set forth in Section 9.3(c).
“Parent Transaction Expenses” means all fees and expenses incurred by the Parent at or prior to the First Effective Time in connection with the Contemplated Transactions and this Agreement, including: (a) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors of Parent related to the Merger (but specifically excluding (i) any fees related to the solicitation of the Required Parent Stockholder Vote and (ii) any fees related to the resale registration statement filed with respect to the Parent Common Stock Payment Shares or shares of common stock underlying the Parent Preferred Stock Payment Shares); and (b) 50% of (i) any fees and expenses incurred by Parent’s transfer agent and (ii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent.
“Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (c) Parent shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (d) Parent, or any director or officer of Parent, shall have willfully and intentionally breached the provisions set forth in Section 4.4.
“Parent Warrants” means warrants to purchase capital stock of Parent listed in Section 3.6(d) of the Parent Disclosure Schedule.
“Party” or “Parties” means the Company, First Merger Sub, Second Merger Sub and Parent.
“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.
“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or
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properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent.
“Person” means any individual, Entity or Governmental Body.
“Post-Closing Plans” has the meaning set forth in Section 4.4(a).
“Pre-Closing Period” has the meaning set forth in Section 1.4(a).
“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.5.
“Privacy and Data Processing Requirements” means any applicable (i) Law relating to privacy, data protection, or security, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Parent or their respective Subsidiaries are bound relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.
“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.
“Qualified Financing” has the meaning set forth in the Recitals.
“Reference Date” means December 9, 2024.
“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
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“Required Company Stockholder Vote” has the meaning set forth in Section 2.4.
“Required Parent Stockholder Vote” has the meaning set forth in Section 3.4.
“Response Date” has the meaning set forth in Section 1.10(b).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Certificate of Merger” has the meaning set forth in Section 1.3.
“Second Effective Time” has the meaning set forth in Section 1.3.
“Second Merger” has the meaning set forth in the Recitals.
“Second Merger Sub” has the meaning set forth in the Preamble.
“Second Merger Sub Board” means the board of managers of Second Merger Sub.
“Securities Act” means the Securities Act of 1933, as amended.
“Stockholder Notice” has the meaning set forth in Section 5.2(c).
“Stockholder Written Consent” has the meaning set forth in the Recitals.
“Subsidiary” An entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions.
“Surviving Entity” has the meaning set forth in Section 1.1.
“Synergistic Opportunities” has the meaning set forth in Section 5.14.
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“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.
“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.
“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.
“Withholding Agent” has the meaning set forth in Section 1.12.
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Exhibit B

Form of Lock-Up Agreement
[●], 2025
[address]
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Salarius Pharmaceuticals, Inc., a Delaware corporation (including any successor thereto, “Parent”), has entered into an Agreement and Plan of Merger, dated as of [●], 2025 (as the same may be amended from time to time, the “Merger Agreement”) with Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and Decoy Therapeutics Inc, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
1.As a condition and material inducement to each of the parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent and, solely prior to the Closing, the Company, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):
(a)offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock, Parent Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of Parent Options or settlement of Parent RSUs) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”);
(b)enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock, Parent Convertible Preferred Stock or other securities, in cash or otherwise;
(c)make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock, Parent Convertible Preferred Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock (other than such rights set forth in the Merger Agreement); or
(d)publicly disclose the intention to do any of the foregoing.
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2.The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:
(a)transfers of the Undersigned’s Shares:
(i)if the undersigned is a natural person, (A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide charitable gift or contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with the undersigned and/or by any such Family Member(s);
(ii)if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide charitable gift or contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or
(iii)if the undersigned is a trust, to any grantors or beneficiaries of the trust;
provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock, Parent Convertible Preferred Stock or such other securities that have been so transferred or distributed;
(b)the exercise of Parent Options (including a net or cashless exercise of a Parent Option), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
(c)the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;
(d)transfers to Parent in connection with the net settlement of any Parent RSU or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
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(e)the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period;
(f)transfers by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public offering by Parent, in each case following the Closing Date;
(g)pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
(h)pursuant to an order of a court or regulatory agency;
and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock or in connection with the net settlement of any RSU or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock that would otherwise expire during the Restricted Period, provided that (i) reasonable notice shall be provided to Parent prior to any such filing) and (ii) such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to the lock-up agreement.
For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent’s voting securities if, after such transfer, Parent’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of Parent (or the surviving entity) other than the Contemplated Transactions.
3.Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock, Parent Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock:
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THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
4.The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
5.The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.
6.Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
7.In the event that any holder of securities of Parent that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock, Parent Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder (whether in one or multiple releases or waivers), the same percentage of shares of Parent Common Stock, Parent Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by the undersigned on the date of such release or waiver as the percentage of the total number of outstanding shares of such securities held by such holder on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro Rata Release”); provided, however, that such Pro Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock originally subject to a substantially similar agreement. In the event of any Pro-Rata Release, the Company shall promptly (and in any event within two (2) business days of such release) inform each relevant holder of Parent Common Stock, Parent Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock of the terms of such Pro-Rata Release.
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8.Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.
9.The undersigned understands that this Lock-Up Agreement is irrevocable and is binding upon the undersigned’s heirs, legal representatives, successors and assigns.
10.This Lock-Up Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 11 of this Lock-Up Agreement. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS LOCK-UP AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.
11.All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.8 of the Merger Agreement and to the undersigned at his, her or its address or email address (providing confirmation of transmission) set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).
12.This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

Signatures on the Following Page
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In Witness Whereof, the parties have caused this Lock-Up Agreement to be executed as of the date first above written.

Very truly yours,

[●]

Signature (for individuals):

Email:
Address:

Print Name of Stockholder

Signature (for entities):

By:
Name:
Title:
Email:
Address:

Accepted and Agreed:

Signature Page to Lock-Up Agreement

PARENT:

Salarius Pharmaceuticals, Inc. By: Name: Title:

THE COMPANY:

Decoy Therapeutics Inc. By: Name: Title:

Signature Page to Lock-Up Agreement

Signature Page to Lock-Up Agreement

Exhibit C

Form of Certificate of Designation
1

Exhibit D

Form of Parent/Company Support Agreement

1